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                                                                    EXHIBIT 23.2



                   CONSENT OF ROBBINS, SPIELMAN, KOENIGSBERG &
                        PARKER LLP, INDEPENDENT AUDITORS



The Board of Directors of
CKS Group, Inc.:



We consent to the incorporation by reference herein of our report dated November 4, 1996, except as to Note 9 which is as of December 30, 1996, with respect to the balance sheets of Donovan & Green, Inc. as of December 31, 1994 and 1995, and the related statements of operations and retained earnings and cash flows for the years then ended, which report appears in the report on Form 8-K of CKS Group, Inc., dated January 3, 1997. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.


                                    /s/ ROBBINS, SPIELMAN, KOENIGSBERG &
                                    PARKER LLP



New York, New York
April 15, 1997